EXHIBIT 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

Richard Frasch Appointed to Board of Directors of BakBone Software

SAN DIEGO, Calif. — May 13, 2009 — BakBone Software Incorporated (Pink Sheets: BKBO), a global provider of heterogeneous integrated data protection solutions, today announced that Richard N. Frasch, 57, has been appointed to its Board of Directors by the holders of the Bakbone Series A preferred shares. His appointment brings the total number of directors on the BakBone Board to seven.

“As a corporate attorney with a broad business background, Richard brings a wealth of experience to BakBone that will be extremely helpful as we seek to grow the company, improve profitability and enhance our shareholder valuation,” said Jim Johnson, president and chief executive officer, BakBone. “In his positions in corporations, venture capital firms and law firms, Richard has worked closely with growing technology companies and has an in-depth understanding of their legal, financial and business concerns. We look forward to Richard’s contributions to our Board.”

Frasch was most recently the vice president of business development and legal affairs for GlobiTech Holding Company, a holding company for epitaxial wafering companies headquartered in Texas. He served in this position from December 2005 through the eventual sale of that company’s main operating subsidiary and dissolution of the holding company late last year. Prior to GlobiTech, Frasch spent seven years as a managing director at KLM Capital Group, an international venture capital firm, where he focused on high technology investments in the U.S. and Asia.

His background includes a variety of executive positions, including managing director and general counsel for Talegen Holdings, Inc., a group of property and casualty insurance companies previously owned by Xerox Corporation, as well as Pettit & Martin and Chickering & Gregory, two San Francisco-based law firms. Frasch has a B.A. degree from Claremont Men’s College, where he graduated magna cum laude, and a J.D. degree from the University of California at Berkeley.

About BakBone Software

BakBone is committed to making data protection a simple, straightforward process while delivering its Integrated Data Protection (IDP) strategy through an award-winning product suite. This suite provides unprecedented capabilities not only to protect critical data – but more importantly, to ensure the availability of that data as well. BakBone’s products offer a single point of control for managing resources across all platforms, providing improved operational efficiency, reduced system downtime, improved availability and enhanced security to support the business growth of enterprise environments. Thousands of users worldwide leverage BakBone’s IDP approach to simplify the management of multi-platform environments with a portfolio of backup, disaster recovery, replication and storage reporting solutions for Linux, Windows, Unix and Mac OS environments. These scalable data protection solutions address the demands of Global 5000 organizations and are distributed through a worldwide network of select OEM partners, strategic partners, resellers and solution providers. BakBone is headquartered in San Diego, Calif. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, Redefining Data Protection™, Constant Data™, Constant Data logo™, Constant Replicator™, OnDemand Replicator™, and Constant HA Cluster™, are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.